Exhibit 99.1

Contact:	Tiana Gorham
Biopure Corporation
(617) 234-6826
IR@biopure.com

FOR IMMEDIATE RELEASE

BIOPURE ANNOUNCES PRIVATE EQUITY FINANCING

CAMBRIDGE, Mass., July 02, 2008 – Biopure Corporation (Nasdaq: BPUR) announced today that it has signed an agreement with purchasers for a private placement of its common stock and warrants for up to $2.3 million in tranches, assuming no exercise of the warrants. The company intends to use the net proceeds for working capital and general corporate purposes. The first closing occurred on June 30, 2008, and subsequent closings are subject to conditions in the agreement.

Under the terms of the agreement, Biopure is selling to accredited investors up to 6,810,772 shares of its common stock and warrants to acquire up to an additional 6,810,772 shares. The price for one share and one warrant is $0.3377, and the exercise price of each warrant is $0.45. The warrants have a term of five years, become exercisable six months after the closing date, and are callable by Biopure after the initial exercise date provided that the weighted average price of Biopure’s common stock for ten consecutive days is over $0.675. Biopure is obliged to file with the U.S. Securities and Exchange Commission a resale registration statement relating to the common stock to be issued in the transaction and the shares of common stock to be issued upon the exercise of the warrants.

“We are pleased with the confidence private individuals have shown in continuing to finance Biopure and our mission to bring Hemopure to market in the U.S.,” said Zafiris G. Zafirelis, CEO and President Biopure Corporation.

Biopure Corporation

Biopure Corporation develops, manufactures and markets pharmaceuticals called oxygen therapeutics that are intravenously administered to deliver oxygen to the body’s tissues. Hemopure® [hemoglobin glutamer—250 (bovine)], or HBOC-201, is approved for sale in South Africa for the treatment of surgical patients who are acutely anemic. The Company is developing Hemopure for other indications and is supporting the U.S. Navy’s government-funded efforts to develop a potential out-of-hospital trauma indication. Biopure’s veterinary product Oxyglobin® [hemoglobin glutamer—200 (bovine)], or HBOC-301, the only oxygen therapeutic approved for marketing by both the U.S. Food and Drug Administration and the European Commission, is indicated for the treatment of anemia in dogs. Biopure has sold approximately 200,000 units of Oxyglobin since its launch.

Statements in this release that are not strictly historical are forward-looking statements, including any statements implying that the maximum amount that can be raised in the private placement will be raised, that any clinical trial will be initiated and/or carried out to completion or that study results will be as desired, and any statements that might imply that Hemopure may receive marketing approval in any jurisdictions other than South Africa or for a trauma indication anywhere. Actual results and their timing may differ materially from those projected in these forward-looking statements due to risks and uncertainties. These risks include, without limitation, uncertainties regarding the company’s financial position, including its limited cash resources and need to raise additional capital to pursue its business, unexpected costs and expenses, delays and adverse determinations by regulatory authorities, unanticipated problems with the product’s commercial use, whether or not product related, and with product distributors, sales agents or other third parties, delays in clinical trials, and the other factors identified under the heading “Risk Factors” in the Company’s quarterly report on Form 10-Q filed on June 16, 2008, as amended on June 18, 2008, which can be accessed in the EDGAR database at the U.S. Securities and Exchange Commission’s (SEC) website, http://www.sec.gov. The company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof. A full discussion of the company’s operations and financial condition can be found in the company’s filings with the SEC.

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